Exhibit 99.1

For Immediate Release
                            February 7, 2024

Heritage Financial Corporation Announces that Director Eric K. Chan Resigned from the Board of Directors
Olympia, WA, February 7, 2024/ PRNewswire/ - Heritage Financial Corporation (“Company”) (Nasdaq: HFWA), the holding company for Heritage Bank (“Bank”), announced that on February 6, 2024 Director Eric K. Chan that he resigned from the Boards of Directors of the Company and the Bank effective as of that date. Mr. Chan was appointed to the Board on January 1, 2023, and resigned as the result of his new position of Chief Business and Strategy Officer at The Gap.
Brian L. Vance, Board Chair, commented, “We are sorry to see Eric resign his board position with us. He has been a valuable resource to the Board during his tenure with Heritage and we wish him the best with his new position with The Gap.”

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branch network of 50 banking offices in Washington, Oregon, and Idaho. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Jeffrey J. Deuel, President and Chief Executive Officer, (360) 943-1500